Exhibit 21.1

Name of Subsidiary	Jurisdiction
Cartavi, LLC	Delaware
DocuSign International, Inc.	Delaware
SpringCM Inc.	Delaware
SpringCM RO Development S.R.L.	Romania
Docusign Brasil Participações Ltda.	Brazil
Comprova.com Informática Ltda.	Brazil
DocuSign International (EMEA) Limited	Ireland
DocuSign France SAS	France
DocuSign UK Limited	United Kingdom
DocuSign Germany GmbH	Germany
DocuSign Acquisition Ltd	Israel
DocuSign Israel Ltd	Israel
ARX Inc.	Delaware
DocuSign Japan K.K.	Japan
DocuSign International (Asia-Pacific) Private Limited	Singapore
DocuSign Canada Ltd.	Canada